MODIFICATION AGREEMENT
This Modification Agreement (the "Agreement") dated as of August 8, 2017, for reference purposes only, is made by and between Greenhill & Co., Inc. (the “Borrower”), and First Republic Bank (the "Lender"), with reference to the following facts:
A.    Borrower and First Republic Bank, a Nevada corporation, predecessor-in-interest to Lender entered into that certain Loan Agreement (Revolving Line of Credit) dated January 31, 2006 (the "Loan Agreement") pursuant to which a loan in the principal amount of Eighty Million and 00/100 Dollars ($80,000,000.00), as modified (the "Loan") was made to Borrower. The Loan is evidenced by Borrower's amended and restated promissory note dated March 8, 2016 (the "Note").
B.    Borrower has requested that Lender modify certain of the Loan Documents on the terms and conditions of this Agreement.
C.    All terms with an initial capital letter that are used but not defined herein shall have the respective meanings given to such terms in the Loan Agreement or the Note.
THEREFORE, for valuable consideration, Lender and Borrower agree as follows:
1.Modification of Loan Documents.
1.Restatement of Financial, Reporting and Additional Covenants for Loan. The financial and reporting covenants set forth in the Loan Agreement (including on Exhibit A thereto) and the additional covenants set forth in Exhibit A to the Loan Agreement are hereby amended and restated as set forth on Exhibit A to this Agreement.
2.Principal Amount of the Loan. Effective as of August 8, 2017, the principal amount of the Loan (and the face amount of the Note) is hereby increased from the principal amount of Eighty Million and 00/100 Dollars ($80,000,000.00) to Ninety Million and 00/100 Dollars ($90,000,000.00). Refer to the Tenth Amended and Restated Promissory Note dated August 8, 2017.
3.Other Modifications. The defined term “Maximum Loan Amount” in Section 2.1(a) of the Loan Agreement is hereby replaces with “Ninety Million and 00/100 Dollars ($90,000,000.00).
4.Other Modifications. The Loan Documents are further modified in the following respects:
(a)Amendments. Borrower and Lender agree that notwithstanding any other terms in the Note, Loan Agreement or other Loan Documents, the Loan Documents are hereby amended to provide that Lender may renew the Loan or extend the Maturity Date of the Note repeatedly and/or for any length of time by written notice from Lender to Borrower, which notice need not be executed by Borrower.
(b) Automatic Payment Authorization. The “Automatic Payment Authorization” section of Exhibit A of the Loan Agreement is hereby amended to provide that automatic Payments from Borrower’s Account shall include renewal or modification fees or other fees and payments due and owing by Borrower to Lender under the Loan Documents.
2.Execution of Amended and Restated Promissory Note. Concurrently with the execution of this Agreement, Borrower shall execute the Tenth Amended and Restated Promissory Note. All references to the “Note” in the Loan Documents shall refer to the Tenth Amended and Restated Promissory Note dated August 8, 2017, which when executed and delivered to Lender, shall supersede and replace the Ninth Amended and Restated Promissory Note dated March 8, 2016.
3.Authority. Borrower has the full power and authority to enter into and perform all of its obligations under this Agreement, and this Agreement, when executed by the Person(s) signing this Agreement on behalf of Borrower, shall constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms. The Person(s) executing this Agreement on behalf of Borrower have been duly authorized to execute this Agreement by all requisite actions on the part of Borrower.
4.Renewal/Modification Fees. Borrower shall pay to Lender upon execution of this Agreement, a modification fee of $16,666.00, which fee shall be debited from account held with Lender.
5.Continuing Effect of Documents. The Note, Loan Agreement and other Loan Documents, remain in full force and effect in accordance with their terms, except as modified herein and are hereby affirmed by the Borrower.
6.Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. A signed copy of this Agreement transmitted by a party to another party via facsimile or an emailed “pdf” version shall be binding on the signatory thereto. Notwithstanding the delivery of the faxed or emailed copy, Borrower agrees to deliver to Lender original executed copies of this Agreement.

BORROWER: Greenhill & Co., Inc. a Delaware corporation By: /s/ Harold J. Rodriguez Jr. Harold J. Rodriguez, Jr. Chief Financial Officer	LENDER: First Republic Bank By: /s/ Matt Hichborn Name: Matt Hichborn Title: Director of Operations

EXHIBIT A

COVENANTS FOR LOAN NO.
This Exhibit A is an integral part of the Agreement between the Lender and Borrower, and the following terms are incorporated in and made a part of the Agreement to which this Exhibit A is attached:

1.	Financial Covenants.
1.Minimum Tangible Net Worth. Borrower shall maintain at all times a Tangible Net Worth of not less than Fifty Million and 00/100 Dollars ($50,000,000.00) measured as of the last day of each of Borrower’s quarter end.
For the purpose of this financial covenant, "Tangible Net Worth" is defined as the excess of total assets over total liabilities, determined in accordance with United States generally accepted accounting principles, with the following adjustments: (A) there shall be excluded from assets (i) notes, accounts receivable and other obligations owing to the Borrower from its officers, members, partners or Affiliates, and (ii) all assets which would be classified as intangible assets under generally accepted accounting principles, including goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises; and (B) there shall be excluded from liabilities all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Lender or by language in this instrument evidencing the indebtedness which is acceptable to Lender in its discretion.
2.No Additional Indebtedness. Without the prior written consent of Lender, Borrower (a) shall not directly or indirectly incur indebtedness for borrowed money excluding (i) debts as of the date of this Agreement that were previously disclosed in writing to Lender (other than those that are being paid substantially concurrently with the funding of the Loan), (ii) other borrowing from Lender and (iii) unsecured debt incurred in the normal course of business, and (b) shall not directly or indirectly make, create, incur, assume or permit to exist any guaranty of any kind of any indebtedness or other obligation of any other person during the term of this Agreement, excluding any guaranties as of the date of this Agreement previously disclosed in writing to Lender.
3.Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio as stated below, which shall be measured quarterly as of the last day of the fiscal quarter on a 4-quarter rolling basis.
For purposes of this Section, the term “Debt Service Coverage Ratio” is defined as a ratio of EBITDA plus any non-cash expense related to restricted stock units granted to employees less any dividends paid, to the sum of the interest expense of the Term Loans and the Revolving Loan for the prior 12 months and total principal due under the Term Loan within the following 12 months of at least 1.50:1.00 measured quarterly on a 4-quarter rolling basis. EBITDA shall mean “Net income before Interest, Taxes, Depreciation and Amortization.”

4.Deposit Accounts. At all times, the following entities shall maintain deposit accounts with Lender into which will be deposited all proceeds of Lender’s Collateral subject to the provisions of the related Security Agreement: Greenhill Capital Partners, LLC and Greenhill & Co., LLC.

5.Minimum Liquidity. At the time of each advance under the Revolving Loan Agreement, Borrower shall maintain minimum Liquidity on a consolidated basis of $35,000,000.00.

For purposes of this financial covenant, "Liquidity” shall include the following: “Liquid Assets: (i) unencumbered cash and certificates of deposit, (ii) treasury bills and other obligations of the U.S. Federal Government, and (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission) (unless such stock can be sold without regard to the “volume limitations” under Rule 144).”

6. Liquidity. Borrower shall maintain unencumbered Liquid Assets of the Borrower on a consolidated basis equal to one (1.00) times the current principal outstanding balance of the Revolving Loan for a minimum of 30 consecutive days during each of Borrower’s fiscal years, verified annually.
For purposes of this financial covenant, "Liquid Assets" shall mean the following assets (i) cash and certificates of deposit, (ii) treasury bills and other obligations of the U.S. Federal Government, and (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission). (AF30)

Reporting Covenants.
1. Financial Statements. Borrower shall deliver to Lender annual consolidating company-prepared financial statements, including balance sheet and income statements, within one hundred and twenty (120) days after the end of each of the Borrower’s fiscal years, which financial statements shall be certified by the Borrower’s chief financial officer or another officer or representative acceptable to Lender.

2. Accounts Receivable Aging Statement. Borrower shall deliver to Lender quarterly accounts receivable aging statements, in form and content reasonably acceptable to Lender, within forty-five (45) days after the end of each quarter certified by Borrower’s chief financial officer or another officer or representative of Borrower acceptable to Lender.

3. SEC Filings (10-K). Within ten (10) days of filing, Borrower shall deliver copies of CPA audited SEC filings (10-K) annual financial statements.

2.4 SEC Filings (10-Q). Within ten (10) days of filing, Borrower shall deliver copies of company prepared SEC filings (10-Q) quarterly financial statements. Quarterly SEC filings (10-Q) to be delivered for the first three (3) fiscal quarters.

2.	Additional Covenants.
3.1    Not Applicable.